Exhibit 3.3

trugolf holdings inc.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES C NON-VOTING CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 78.195 AND 78.1955 OF THE

NEVADA REVISED STATUTES

TruGolf Holdings, Inc., a Nevada corporation (the “Corporation”), in accordance with the provisions of Section 78.195 and 78.1955 of the Nevada Revised Statutes (the “NRS”) does hereby certify that, in accordance with the NRS, the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board”), on October 7, 2026:

WHEREAS, the undersigned, Brenner Adams, Interim Chief Executive Officer of the Corporation, hereby certifies that the following resolutions were duly adopted by the Board pursuant to the authority conferred upon the Board by the Corporation’s Articles of Incorporation, as amended and/or restated from time to time (the “Articles”), and the NRS, including without limitation NRS 78.195 and NRS 78.1955, which authorize the Board to fix by resolution the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of one or more series of the Corporation’s preferred stock, par value $0.001 per share (the “Preferred Stock”).

RESOLVED, that pursuant to the authority vested in the Board by the Articles and the NRS, a series of the Corporation’s Preferred Stock is hereby created and designated as “Series C Non-Voting Convertible Preferred Stock,” and the Board hereby fixes the number of shares, the designations, preferences, limitations and relative rights thereof as follows:

SERIES C NON-VOTING CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Acquisition Agreement” means the Acquisition Agreement, dated August 17, 2026, by and among the Corporation, Polymath Research Inc. and other parties named therein;

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with (as such terms are used in and construed under Rule 144 under the Securities Act of 1933), a Person. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder;

“Aggregate Ownership” means the aggregate number of shares of Common Stock that were acquired upon conversion of the Series C Preferred Stock by all Holders of Series C Preferred Stock;

“Alternate Consideration” has the meaning ascribed to such term in Section 7(b);

“Articles” has the meaning ascribed to such term in the recitals;

“Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the date hereof, directly or indirectly managed or advised by a Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of a Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with a Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Corporation’s Common Stock would or could be aggregated with a Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively a Holder and all other Attribution Parties to the Maximum Percentage;

“Automatic Conversion” has the meaning ascribed to such term in Section 6(a)(i);

“Automatic Conversion Shares” has the meaning ascribed to such term in Section 6(a)(i);

“Available Convertible Series C Preferred Stock” means the amount of shares of Series C Preferred Stock that are available for conversion from time to time without exceeding the Maximum Percentage;

“Business Day” means any day except Saturday, Sunday, any day which is a federal legal holiday in the United States or Canada or any day on which banking institutions in the State of Nevada, the State of Utah or Province of Ontario are authorized or required by law or other governmental action to close;

“Board” has the meaning ascribed to such term in the recitals;

“Certificate of Designation” means the certificate of designation for the Series C Preferred Stock;

“Certificate of Incorporation” means the certificate of incorporation for the Corporation, as amended;

“Commission” means the U.S. Securities and Exchange Commission;

“Common Stock” means the Corporation’s class A common stock, par value of $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed;

“Conversion Approval” has the meaning ascribed to such term in Section 6(a)(i);

“Conversion Date” has the meaning ascribed to such term in Section 6(a)(ii)(2);

“Conversion Price” means $11.82, subject to adjustment as provided herein;

“Conversion Ratio” has the meaning ascribed to such term in Section 6(b);

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“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock in accordance with the terms hereof;

“Converted Stock” has the meaning ascribed to such term in Section 6(a)(i);

“Corporation” has the meaning ascribed to such term in the recitals;

“DRS” has the meaning ascribed to such term in Section 6(d)(i);

“DTC” has the meaning ascribed to such term in Section 6(a)(ii)(1);

“Distributions” has the meaning ascribed to such term in Section 5(a);

“DWAC Delivery” has the meaning ascribed to such term in Section 6(a)(ii)(1);

“Excess Shares” has the meaning ascribed to such term in Section 6(c);

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Fundamental Cash Transaction” has the meaning ascribed to such term in Section 7(b);

“Fundamental Transaction” has the meaning ascribed to such term in Section 7(b);

“Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder;

“Holder” means any holder of Series C Preferred Stock;

“Holders” mean all holders owning Series C Preferred Stock;

“Junior Securities” has the meaning ascribed to such term in Section 5(a);

“Liens” has the meaning ascribed to such term in Section 10(b);

“Liquidation” has the meaning ascribed to such term in Section 5(b);

“Maximum Percentage” has the meaning ascribed to such term in Section 6(c);

“Nasdaq” means The Nasdaq Stock Market LLC;

“Nasdaq Approval” means receipt by the Corporation of approval from Nasdaq for a new listing application filed after completion of the acquisition contemplated in the Acquisition Agreement;

“Notice of Conversion” has the meaning ascribed to such term in Section 6(a)(ii)(1);

“NRS” has the meaning ascribed to such term in the recitals;

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“Optional Conversion” has the meaning ascribed to such term in Section 6(a)(ii)(1);

“Parity Securities” has the meaning ascribed to such term in Section 5(a);

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind;

“Preferred Stock” has the meaning ascribed to such term in the recitals;

“Pro-rata Conversion Percentage” means the Holder’s percentage of ownership of shares of Series C Preferred Stock owned by such Holder compared to the aggregate number of shares of Series C Preferred Stock issued to the Holders, as determined at the date of issuance of the Series C Preferred Stock;

“Reported Outstanding Share Number” has the meaning ascribed to such term in Section 6(c);

“Senior Securities” has the meaning ascribed to such term in Section 5(a);

“Series C Preferred Stock” has the meaning ascribed to such term in Section 2(a);

“Series C Preferred Stock Register” has the meaning ascribed to such term in Section 2(b);

“Share Delivery Date” has the meaning ascribed to such term in Section 6(d)(i);

“Stated Value” shall have the meaning set forth in Section 2(a);

“Stockholder Approval” means approval of the holders of the Common Stock for the conversion of the Series C Preferred Stock into Common Stock for the purposes of Nasdaq Rule 5635(a) and 5635(b);

“Trading Day” means a day on which the principal Trading Market is open for business; and

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

Section 2. Designation, Amount and Par Value; Assignment.

(a) The series of preferred stock designated by this Certificate of Designation shall be designated as the Corporation’s Series C Non-Voting Convertible Preferred Stock (the “Series C Preferred Stock”) and the number of shares so designated shall be 140,000. Each share of Series C Preferred Stock shall have a par value of $0.001 per share and a stated value equal to $1,000 (the “Stated Value”).

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(b) The Corporation shall maintain a register of shares of the Series C Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series C Preferred Stock Register”), in the name of the Holders thereof from time to time, including the name, address, and electronic mail address of each such Holder. The Corporation may deem and treat the registered Holder of shares of Series C Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. Shares of Series C Preferred Stock may be issued solely in book entry form or, if requested by any Holder, such Holder’s shares may be issued in certificated form. The Corporation shall register the transfer of any shares of Series C Preferred Stock in the Series C Preferred Stock Register, upon surrender of the certificates (if applicable) evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Corporation at its address specified herein. Upon any such transfer, a new certificate (if applicable) evidencing the shares of Series C Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three Business Days. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

Section 3. Dividends. Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of the Series C Preferred Stock (on an as if converted to Common Stock basis, without regard to the beneficial ownership limitation set forth in Section 6(c)) equal to and in the same form, and in the same manner, as dividends (other than dividends on shares of the Common Stock payable in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends payable in the form of Common Stock) are paid on shares of the Common Stock. Other than as set forth in the previous sentence or as set forth in this Certificate of Designation, no other dividends shall be paid on shares of Series C Preferred Stock, and the Corporation shall pay no dividends (other than dividends payable in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence.

Section 4. Voting Rights; Amendments.

(a) Except as otherwise provided herein or as otherwise required by the NRS, the Series C Preferred Stock shall have no voting rights. However, as long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of Series C Preferred Stock: (i) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock or alter or amend this Certificate of Designation, amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or bylaws of the Corporation, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series C Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise, (ii) issue further shares of Series C Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Series C Preferred Stock, (iii) consummate either: (A) any Fundamental Transaction or (B) any merger or consolidation of the Corporation with or into another entity or any stock sale to, or other business combination in which the stockholders of the Corporation immediately before such transaction do not hold at least a majority of the capital stock of the Corporation immediately after such transaction, (iv) issue any shares of Common Stock or any securities exercisable or convertible into shares of Common Stock (other than the transactions to be consummated in connected with this Acquisition Agreement), or (v) enter into any agreement with respect to any of the foregoing.

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(b) Any vote required or permitted under Section 4(a) may be taken at a meeting of the Holders of the Series C Preferred Stock or through the execution of an action by written consent in lieu of such meeting, provided that the consent is executed by Holders representing a majority of the outstanding shares of Series C Preferred Stock, unless a higher percentage is required by the NRS, in which case the written consent of the Holders of not less than such higher percentage shall be required.

Section 5. Rank; Liquidation.

(a) The Series C Preferred Stock shall rank: (i) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to the Series C Preferred Stock (“Junior Securities”); (ii) on parity with the Common Stock and any other class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series C Preferred Stock (the “Parity Securities”); and (iii) junior to the Series A Convertible Preferred Stock and any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to the Series C Preferred Stock (“Senior Securities”), in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (all such distributions being referred to collectively as “Distributions”).

(b) Subject to the prior and superior rights of the holders of any Senior Securities of the Corporation, upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), each Holder shall be entitled to receive, in preference to any Distributions of any of the assets or surplus funds of the Corporation to the holders of the Junior Securities, and pari passu with any Distribution to the holders of the Parity Securities, an equivalent amount of Distributions as would be paid on the Common Stock underlying the Series C Preferred Stock, determined on an as if converted to Common Stock basis (without regard to the beneficial ownership limitation set forth in Section 6(c)), plus an additional amount equal to any dividends declared but unpaid on such shares, before any payments shall be made or any assets distributed to holders of any class of Junior Securities. If, upon any such Liquidation, the assets of the Corporation shall be insufficient to pay the Holders of shares of the Series C Preferred Stock the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to the Holders and holders of Parity Securities in accordance with the respective amounts that would be payable on all such securities if all amounts payable thereon were paid in full. A Fundamental Transaction shall not be deemed a Liquidation unless the Corporation expressly declares that such Fundamental Transaction shall be treated as if it were a Liquidation.

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Section 6. Conversion.

(a) Automatic and Optional Conversions. The shares of Series C Preferred Stock shall be convertible into shares of Common Stock as follows:

(i) Automatic Conversion. Effective as of 5:00 p.m. (Eastern time) on the second Business Day after the date on which the Corporation has obtained the Stockholder Approval and the Corporation has obtained the Nasdaq Approval (the “Conversion Approval”), each share of Series C Preferred Stock then outstanding shall automatically convert (the “Automatic Conversion”) into a number of shares of Common Stock equal to the Conversion Ratio. The shares of Common Stock issued upon the Automatic Conversion are referred to as the “Automatic Conversion Shares” and shares of Series C Preferred Stock that are converted in the Automatic Conversion are referred to as the “Converted Stock”. The Automatic Conversion Shares shall be issued as follows:

(1) Converted Stock that is registered in book entry form shall be automatically cancelled upon the Automatic Conversion and converted into the corresponding Automatic Conversion Shares, which shares shall be issued in book entry form and without any action on the part of the Holders;

(2) Converted Stock that is issued in certificated form shall be deemed converted into the corresponding Automatic Conversion Shares on the date of Automatic Conversion and the Holder’s rights as a holder of such shares of Converted Stock shall cease and terminate on such date, excepting only the right to receive the Automatic Conversion Shares upon the Holder tendering to the Corporation (or its designated agent) the stock certificate(s) (duly endorsed) representing such certificated Converted Stock; and

(3) notwithstanding the cancellation of the Converted Stock upon the Automatic Conversion, Holders of Converted Stock shall continue to have any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert the Converted Stock.

(ii) Optional Conversion.

(1) Subject to the beneficial ownership and other limitations set forth in Section 6(c) at any time and from time to time as of 5:00 p.m. (Eastern time) after the issuance of the Series C Preferred Stock, each Holder may, at its option, effect conversions other than the Automatic Conversion of shares of Series C Preferred Stock such that each share of Series C Preferred Stock shall convert into a number of shares of Common Stock equal to the Conversion Ratio (each, an “Optional Conversion”) by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. Provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system (a “DWAC Delivery”).

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(2) The date on which an Optional Conversion shall be deemed effective (the “Conversion Date”) shall be the Trading Day that the Notice of Conversion, completed and executed, is sent via email to, and received during regular business hours by, the Corporation; provided, that the original certificate(s) (if any) representing such shares of Series C Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation within two (2) Trading Days thereafter. In all other cases, the Conversion Date shall be defined as the Trading Day on which the original certificate(s) (if any) representing such shares of Series C Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

(b) Conversion Ratio. The “Conversion Ratio” for each share of Series C Preferred Stock shall mean the number of shares of Common Stock equal to the Stated Value divided by the Conversion Price, subject to adjustment as provided herein.

(c) Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained herein and until the Corporation has obtained the Conversion Approval, the Corporation shall not effect any conversion of the Series C Preferred Stock, and a Holder shall not have the right to convert any portion of the Series C Preferred Stock, pursuant to the terms and conditions of this Certificate of Designation and any such conversion shall be null and void and treated as if never made, to the extent that, after giving effect to such conversion, the Aggregate Ownership of all Holders would be in excess of 19.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holders and the Holders’ respective Attribution Parties shall include the aggregate number of shares of Common Stock held by the Holders and the Holders’ respective Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock subject to the Notice of Conversion with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, unconverted Series C Preferred Stock beneficially owned by the Holders or any of the Holders’ respective Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any convertible notes or convertible preferred stock or warrants) beneficially owned by the Holders or the Holders’ respective Attribution Parties subject to a limitation on conversion or exercise analogous to the limitation contained herein. For purposes of this Section 6(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of this Series C Preferred Stock, in determining the number of outstanding shares of Common Stock the Holders may acquire upon the conversion of the Holders’ respective Series C Preferred Stock without exceeding the Maximum Percentage, the Holders may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K or other public filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation, or (C) any other written notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding (any of the foregoing, as applicable, the “Reported Outstanding Share Number”). In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series C Preferred Stock, by the Holders or the Holders’ respective Attribution Parties since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of Common Stock to any Holder upon conversion of any such Holder’s Series C Preferred Stock results in the Holders and the such Holders’ respective Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares of Common Stock so issued by which such Holder’s and such Holder’s Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Holder shall not have the power to vote or to transfer the Excess Shares. No prior inability to convert all or a portion of such Holder’s Series C Preferred Stock pursuant to this Section 6(c) shall have any effect on the applicability of the provisions of this Section 6(c) with respect to any subsequent determination of conversion. The provisions of this Section 6(c) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(c) to the extent necessary to correct this Section 6(c) or any portion of this Section 6(c) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 6(c) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 6(c) may not be waived and shall apply to a successor holder of such Holder’s Series C Preferred Stock. Each Holder hereby acknowledges and agrees that the Corporation shall be entitled to rely on the representations and the other information set forth in any Notice of Conversion and shall not be required to independently verify whether any conversion of Series C Preferred Stock would cause the Aggregate Ownership of the Holders (together with the Holders’ respective Attribution Parties) to collectively beneficially own in excess of the Maximum Percentage of the number of shares of Common Stock outstanding after giving effect to such conversion or otherwise trigger the provisions of this Section 6(c). For the purposes of any Optional Conversion, the amount of shares of Series C Preferred Stock that any Holder may convert into shares of Common Stock is limited to such Holder’s Pro-rata Conversion Percentage multiplied by the Available Convertible Series C Preferred Stock. The Corporation agrees that it will monitor and calculate the Available Convertible Series C Preferred Stock and notify the Holders if the Holders can complete an Optional Conversion due to there being Available Convertible Series C Preferred Stock.

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(d) Mechanics of Conversion

(i) Delivery of Certificate or Electronic Issuance Upon Conversion. Not later than three (3) Trading Days after the applicable Conversion Date, or if the Holder requests the issuance of physical certificate(s), three (3) Trading Days after receipt by the Corporation of the original certificate(s) representing such shares of Series C Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion (the “Share Delivery Date”), the Corporation shall either: (a) deliver, or cause to be delivered, to the converting Holder a physical certificate or direct registration statement (a, “DRS”) representing the number of Conversion Shares being acquired upon the conversion of shares of Series C Preferred Stock, or (b) in the case of a DWAC Delivery (if so requested by the Holder), electronically transfer such Conversion Shares by crediting the account of the Holder’s prime broker with DTC through its DWAC system. If in the case of any Notice of Conversion such certificate(s) or DRS for the Conversion Shares are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such Holder any original Series C Preferred Stock certificate delivered to the Corporation and such Holder shall promptly return to the Corporation any Common Stock certificates or otherwise direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series C Preferred Stock unsuccessfully tendered for conversion to the Corporation.

(ii) Obligation Absolute. Subject to Section 6(c) and Section 6(d)(iii) hereof and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6(d)(i) above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series C Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Subject to Section 6(c) and Section 6(d)(iii) hereof and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6(d)(i) above, in the event a Holder shall elect to convert any or all of its Series C Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series C Preferred Stock of such Holder shall have been sought and obtained by the Corporation. In the absence of such injunction, the Corporation shall, subject to Section 6(c) and Section 6(d)(iii) hereof and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6(d)(i) above, issue Conversion Shares upon a properly noticed conversion.

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(iii) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that at all times, it will reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of outstanding shares of Series C Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series C Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series C Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

(iv) Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series C Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall pay a cash adjustment in respect of such fractional share of Common Stock in an amount equal to such fraction multiplied by the Fair Value. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series C Preferred Stock the Holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(v) Transfer Taxes. The issuance of certificates for shares of the Common Stock upon conversion of the Series C Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series C Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(e) Status as Stockholder. Upon each Conversion Date, (i) the shares of Series C Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series C Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series C Preferred Stock. In no event shall the Series C Preferred Stock convert into shares of Common Stock above the Maximum Percentage prior to the Conversion Approval.

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Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Series C Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series C Preferred Stock) with respect to the then outstanding shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(b) Fundamental Transaction. If, at any time while any Series C Preferred Stock is outstanding, (A) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (B) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (C) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of the Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and such offer has been accepted by the holders of a majority of the outstanding Common Stock, (D) the Corporation, directly or indirectly, in one or more transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (E) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series C Preferred Stock the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of common stock or other equity securities of the successor or acquiring corporation of the Corporation, if it is the surviving corporation, and any other or additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Series C Preferred Stock is then convertible immediately prior to such Fundamental Transaction (without regard to any beneficial ownership limitation set forth in Section 6(c) above, which shall cease to be applicable at the time of and following the Fundamental Transaction). For purposes of any such subsequent conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration they receive upon any conversion of this Series C Preferred Stock following such Fundamental Transaction. Notwithstanding the foregoing, in the event the Alternate Consideration consist solely of cash (a “Fundamental Cash Transaction”), the Holders shall exercise their conversion rights under this Series C Preferred Stock and such exercise will be deemed effective immediately prior to the consummation of such Fundamental Cash Transaction. If Holders do not so convert this Series C Preferred Stock, this Series C Preferred Stock shall automatically convert pursuant to Section 6(a) above, without any action by Holders and without regard to the beneficial ownership limitation set forth in Section 6(c) above immediately prior to the consummation of such Fundamental Cash Transaction. The Corporation shall provide the Holders with written notice of the Fundamental Cash Transaction (together with such reasonable information as the Holders may request in connection with such contemplated transaction giving rise to such notice), which is to be delivered to the Holders not less than 10 days prior to the closing of the Fundamental Cash Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new certificate of designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(b) and insuring that this Series C Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

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(c) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

Section 8. Redemption. The shares of Series C Preferred Stock shall not be redeemable; provided, however, that the foregoing shall not limit the ability of the Corporation to purchase or otherwise deal in such shares to the extent otherwise permitted hereby and by law.

Section 9. Transfer. A Holder may transfer such shares of Series C Preferred Stock in whole, or in part, together with the accompanying rights set forth herein, held by such holder without the consent of the Corporation; provided that such transfer is in compliance with applicable securities laws. The Corporation shall in good faith (i) do and perform, or cause to be done and performed, all such further acts and things, and (ii) execute and deliver all such other agreements, certificates, instruments and documents, in each case, as any holder of Series C Preferred Stock may reasonably request in order to carry out the intent and accomplish the purposes of this Section 9.

Section 10. Covenants. Without the affirmative vote of the Holders of a majority of the then outstanding shares of Series C Preferred Stock:

(a) the Corporation shall not, and the Corporation shall cause each of its subsidiaries to not, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness other than the proposed changes with the indebtedness;

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(b) the Corporation shall not, and the Corporation shall cause each of its subsidiaries to not, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Corporation or any of its subsidiaries (collectively, “Liens”), other than the Liens in existence as of the date of the Acquisition Agreement;

(c) the Corporation shall not, and the Corporation shall cause each of its subsidiaries to not, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any indebtedness (other than as contemplated in the Acquisition Agreement or as described in the Parent Disclosure Letter to the Acquisition Agreement) whether by way of payment in respect of principal of (or premium, if any) or interest on, such indebtedness;

(d) the Corporation shall not, and the Corporation shall cause each of its subsidiaries to not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on any of its capital;

(e) the Corporation shall not, and the Corporation shall cause each of its subsidiaries to not, directly or indirectly, sell, lease, license, assign, transfer, spin-off, split-off, close, convey or otherwise dispose of any assets or rights of the Corporation or any subsidiary owned or hereafter acquired whether in a single transaction or a series of related transactions, other than (i) sales, leases, licenses, assignments, transfers, conveyances and other dispositions of such assets or rights by the Corporation and its subsidiaries in the ordinary course of business consistent with its past practice, (ii) sales of inventory and product in the ordinary course of business, and (iii) as contemplated in the Acquisition Agreement;

(f) the Corporation shall not, and the Corporation shall cause each of its subsidiaries to not, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted by the Corporation and each of its subsidiaries on the date of the Acquisition Agreement or any business substantially related or incidental thereto;

(g) the Corporation shall maintain and preserve, and cause each of its subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to become or remain duly qualified or in good standing could not reasonably be expected to result in a material adverse effect;

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(h) the Corporation shall not, nor shall it permit any of its subsidiaries to, enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any affiliate, except transactions in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its subsidiaries than would be obtainable in a comparable arm’s length transaction with a person that is not an affiliate thereof; and

(i) at all times any Series C Preferred Stock remain outstanding, the Corporation shall have engaged an independent auditor to audit its financial statements that is registered with (and in compliance with the rules and regulations of) the Public Company Accounting Oversight Board.

Section 11. Stockholder Meeting. As soon as practicable after the issuance of the Series C Preferred Stock and in compliance with the policies of and direction from Nasdaq, the Corporation shall hold a meeting of its stockholders to obtain the Stockholder Approval. In connection with such shareholder meeting, the Corporation shall provide each stockholder with a proxy statement and shall use its best efforts to obtain the Stockholder Approval and to cause its board of directors to recommend to the stockholders that they approve such proposal. If, despite the Corporation’s reasonable best efforts, the Stockholder Approval is not obtained, the Company shall cause an additional shareholder meeting to be held on or prior to sixty (60) days after the previous shareholder meeting was held. If, despite the Corporation’s reasonable best efforts the Stockholder Approval is not obtained after such subsequent shareholder meetings, the Company shall cause an additional shareholder meeting to be held semi-annually thereafter until the Stockholder Approval is obtained.

Section 12. Noncircumvention. The Corporation hereby covenants and agrees that the Company will not, by amendment of its organizational documents or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the rights and restrictions of the Series C Preferred Stock, and will at all times in good faith carry out all the provisions of the Series C Preferred Stock and take all action as may be required to protect the rights of the Holders hereunder.

Section 13. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, via email or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 60 North 1400 West, Centerville, Utah, 84014, Attention: Chief Financial Officer; email: stevep@trugolf.com and natalie.hirsch@polymath.network or such other email address or mailing address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 13(a). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by email at the email address of such Holder appearing on the books of the Corporation, or if no such email address appears on the books of the Corporation, sent by a nationally recognized overnight courier service addressed to each Holder, at the principal place of business or principal residence of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 13(a) prior to 5:30 p.m. (Eastern time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 13(a) between 5:30 p.m. and 11:59 p.m. (Eastern time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

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(b) Lost or Mutilated Series C Preferred Stock Certificate. If a Holder’s Series C Preferred Stock certificate is mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series C Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

(c) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series C Preferred Stock granted hereunder may be waived as to all shares of Series C Preferred Stock (and the Holders thereof) upon the written consent of the Holders of not less than a majority of the shares of Series C Preferred Stock then outstanding, unless a higher percentage is required by the NRS, in which case the written consent of the Holders of not less than such higher percentage shall be required.

(d) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

(e) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

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(f) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(g) Status of Converted Series C Preferred Stock. If any shares of Series C Preferred Stock shall be converted or repurchased or otherwise be acquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series C Preferred Stock.

(h) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation and the Acquisition Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit any Holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like(and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security. The Corporation shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Corporation’s compliance with the terms and conditions of this Certificate of Designation.

(i) Attorneys Fees. If a Holder takes action to enforce the provisions of this Certificate of Designation, the non-prevailing party in such litigation shall pay the other parties the reasonable attorneys’ fees of one law firm and taxable costs.

(j) Construction; Headings. This Certificate of Designation shall be deemed to be jointly drafted by the Corporation and the Holders and shall not be construed against any such Person as the drafter hereof. The headings of this Certificate of Designation are for convenience of reference and shall not form part of, or affect the interpretation of, this Certificate of Designation. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Certificate of Designation instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Certificate of Designation.

(k) Governing Law; Exclusive Jurisdiction. This Certificate of Designation shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Certificate of Designation shall be governed by, the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or that would cause the application of the laws of any jurisdictions other than the State of Nevada. Each Holder as a condition of acquiring Series C Preferred Stock and the Corporation hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts located in Clark County, Nevada for the adjudication of any dispute arising under this Certificate of Designation, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained in this Section 23 shall limit, or shall be deemed or construed to limit, any provision of Section 22. The Corporation and each Holder hereby irrevocably waive any right each may have to, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection with or arising out of this Certificate of Designation or any transaction contemplated hereby.

(l) Amendment. This Certificate of Designation or any provision hereof may be modified or amended or the provisions hereof waived with the written consent of the Corporation and the Holders of a majority of the shares of Series C Preferred Stock then outstanding, provided that this Section 13(l) shall not apply to the beneficial ownership limitations under Section 6(c) as to any Holder. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 7th day of October, 2026.

TRUGOLF HOLDINGS, INC.

By:	/s/ Brenner Adams
Name:	Brenner Adams
Title:	Interim Chief Executive Officer

Signature Page – Certificate of Designation

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES
OF SERIES C PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series C Preferred Stock indicated below, [represented by stock certificate No(s). [●]]/[represented in book-entry form], into shares of common stock, par value $0.001 per share (the “Common Stock”), of TruGolf Holdings, Inc., a Nevada corporation (the “Corporation”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series C Non-Voting Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation with the Secretary of State of the State of Nevada on __________, 2026.

As of the date hereof, the Aggregate Ownership of the Holders, including the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock subject to this Notice of Conversion, but excluding the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series C Preferred Stock beneficially owned by the Holders or any of their respective Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by the Holders or any of their respective Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained in Section 6(c) of the Certificate of Designation, is less that 19.99%. For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.

Conversion calculations:

Date to Effect Conversion:_______________________________________________

Number of shares of Series C Preferred Stock owned prior to Conversion: _________

Number of shares of Series C Preferred Stock to be Converted: _________________

Number of shares of Common Stock to be Issued: ____________________________

Address for delivery of physical certificates: ________________________________

or

For DWAC Delivery:

DWAC Instructions:

Broker no: _________

Account no: ___________

[HOLDER]

By:
Name:
Title:
Date:

Annex A